Exhibit 99.1

RRD REPORTS SECOND QUARTER 2018 RESULTS

CONTINUES TO ADVANCE STRATEGY AS A MARKETING AND BUSINESS COMMUNICATIONS PROVIDER

REPORTS THIRD CONSECUTIVE QUARTER OF ORGANIC SALES GROWTH

COMPLETES SALE OF PRINT LOGISTICS BUSINESS

DECLARES QUARTERLY CASH DIVIDEND

Chicago, August 1, 2018 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the second quarter of 2018.

Key messages

•	Net sales increased 3.7%, and organic sales grew 2.7% - represents third consecutive quarter of organic growth
•	Income from operations includes unfavorable foreign exchange rate impact of nearly $7 million versus 2017 on both a GAAP and non-GAAP basis
•	Net cash provided by operating activities of $12.3 million in the quarter increased $48.2 million versus the prior year period
•	Print logistics sale completed on July 2, 2018; proceeds of $60.0 million, subject to customary working capital adjustments, were used to reduce credit facility borrowings
•	Full year guidance adjusted primarily for the sale of print logistics and expected stronger organic sales performance
•	Board of Directors approved a quarterly dividend of $0.03 per common share

“I am pleased with our solid performance and the progress we made during the quarter in executing our strategic growth objectives as a marketing and business communications services company," said Dan Knotts, RRD's President and Chief Executive Officer.  "We delivered our third consecutive quarter of organic growth, which continues to be driven by our unique ability to help our clients manage the full range of interactions they have with their customers across every critical touch point – online, offline and in-store – with reduced complexity and increased efficiency.  Through the powerful combination of our Marketing Solutions and Business Services capabilities, we believe we are well positioned to win new business and execute our long-term growth strategy.  Excluding the negative impact of foreign exchange rates, our adjusted income from operations and EBITDA also increased year over year, largely attributable to productivity improvements and our aggressive actions to address inflationary cost headwinds.  Our operating cash flow also improved significantly in the quarter in line with our expectations.  As we enter our seasonally stronger back half of the year, we remain confident in our ability to execute our strategy, sustain our organic sales growth and deliver our cost reduction plans to achieve our full year guidance.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q2 2018	Q2 2017	% Change
Net sales	$1.68 billion	$1.62 billion	3.7%
Income from operations	$25.5 million	$34.4 million	(25.9%)
Net (loss) earnings attributable to common stockholders	$(13.0) million	$76.5 million	nm
Diluted (loss) earnings per share	$(0.18)	$1.09	nm

Adjusted income from operations - Non-GAAP (1)	$36.5 million	$39.4 million	(7.4%)
Adjusted net loss attributable to common stockholders - Non-GAAP (1)	$(6.4) million	$(4.1) million	(56.1%)

Adjusted diluted loss per share - Non-GAAP (1)	$(0.09)	$(0.06)	(50.0%)
(1)	See page 9 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.68 billion, up $59.5 million or 3.7% from the second quarter of 2017. On an organic basis, consolidated net sales increased 2.7% primarily driven by higher volume and fuel surcharges in the Business Services segment, partially offset by price pressure. From a products and services perspective, Packaging, Logistics and Direct Mail accounted for most of the increase while Commercial Print was lower due to ongoing secular pressure and lower specialty card sales.

Gross profit in the second quarter of 2018 was $290.6 million or 17.3% of net sales versus $302.0 million or 18.6% of net sales in the prior year quarter. The favorable impact of volume growth and cost reduction initiatives was more than offset by unfavorable changes in foreign exchange rates and modest price pressure.

Selling, general and administrative expenses (“SG&A”) of $208.0 million, or 12.4% of net sales, in the second quarter of 2018 decreased from $216.3 million, or 13.4% of net sales, in the prior year. The improvement was primarily due to cost reduction initiatives, partially offset by higher health care and performance based compensation expenses.

Income from operations was $25.5 million in the second quarter compared to $34.4 million in the 2017 quarter. The second quarter of 2018 included pre-tax restructuring and other charges of $11.0 million. The prior year period included pre-tax restructuring and other charges of $3.8 million and $1.2 million for spinoff-related transaction expenses. Non-GAAP income from operations of $36.5 million, or 2.2% of net sales, decreased $2.9 million from $39.4 million, or 2.4% of net sales, reported in the prior year period. Unfavorable changes in foreign exchange rates reduced second quarter results by nearly $7 million as compared to the 2017 quarter.

Net loss attributable to common stockholders of $13.0 million in the second quarter compared to net earnings of $76.5 million in the second quarter of 2017. During the second quarter of 2017, the debt-for-equity exchange of most of the Company’s retained shares of Donnelley Financial Solutions, Inc. (“Donnelley Financial”) for certain outstanding senior notes resulted in an after tax net realized gain of $94.4 million. In addition, the Company tendered certain outstanding debentures and senior notes. These transactions resulted in a net after-tax loss on debt extinguishments of $8.5 million. Non-GAAP net loss attributable to common stockholders was $6.4 million, an increase of $2.3 million compared to $4.1 million in the second quarter of 2017, primarily driven by lower income from operations and higher taxes, partially offset by lower interest expense.

Second quarter 2018 diluted loss per share attributable to common stockholders was $0.18 compared to diluted earnings per share of $1.09 in the second quarter of 2017. While non-GAAP income before taxes was up slightly in 2018 as compared to 2017, non-GAAP diluted loss per share attributable to common stockholders of $0.09 in 2018 was unfavorable to $0.06 reported in 2017 due to higher tax expense.

Other highlights and information

Cash used in operating activities during the six months ended June 30, 2018 was $128.0 million compared to $40.9 million in the prior year period. The increase primarily related to net unfavorable changes in working capital and higher tax payments. Capital expenditures in 2018 were $48.0 million versus $54.2 million in the prior year period and proceeds from facility and other asset sales, including deposits collected were $48.1 million in the 2018 period.

As of June 30, 2018, cash on hand was $257.0 million and total debt outstanding was $2.26 billion, including $322.0 million drawn against the credit facility. Availability under the credit facility was $351.8 million at June 30, 2018.

The Company has entered into an agreement to sell a property in an international location for gross proceeds of approximately $250 million.  This transaction is subject to receiving governmental approval, and the Company expects the transaction to close in 2020.  The net book value of these assets is insignificant.  As of June 30, 2018, the Company has collected, in accordance with the agreement, non-refundable deposits of $44.6 million from the third party buyer with additional deposits required to be paid prior to closing.  Deposits collected are unrestricted, but the Company expects the deposits to remain in a foreign cash account until the government provides the necessary approvals, closing is finalized and local taxes are paid.

On July 2, 2018, the Company completed the previously announced sale of its print logistics business for $60.0 million, subject to normal working capital adjustments.  Proceeds from the sale were used to reduce borrowings outstanding under the credit facility.  The Company expects to report an insignificant gain on the transaction in the third quarter with no cash taxes, and that the sale will have a slightly favorable impact on the Company’s financial leverage.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.03 per common share.  The dividend will be payable on September 4, 2018 to stockholders of record as of the close of business on August 15, 2018.  The amount of the dividend reflects a reduction from the previous quarter’s dividend of $0.14 per common share.

“We believe the revised dividend amount continues to provide a competitive return to our stockholders while allowing us to accelerate the pace at which we reposition our balance sheet and improve our financial flexibility to support our strategy,” Knotts continued.  “Improving our capital structure will enhance our ability to make strategic investments and accelerate our growth as a leading marketing and business communications company.  We remain committed to taking actions such as this reduction, as well as the sale of our print logistics business and other assets, to further reduce our debt and financial leverage and create long-term value for our stockholders.”

2018 guidance

The Company’s full year guidance, adjusted primarily for the sale of print logistics and expected stronger organic sales performance, is as follows:

	Current Guidance	Previous Guidance
	August 1, 2018	May 1, 2018
Net sales	$6.75 billion to $6.90 billion	$6.80 billion to $7.00 billion
Non-GAAP diluted EPS (1)	$0.80 to $1.10	$0.90 to $1.20
Cash flow from operations	$175 million to $210 million	$190 million to $225 million

Depreciation and amortization	Approximately $185 million	$185 million to $190 million
Interest expense - net	$165 million to $170 million	$165 million to $170 million
Effective tax rate - Non-GAAP (1)	Approximately 40%	Approximately 40%
Capital expenditures	$100 million to $110 million	$100 million to $115 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailment and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

Conference call

RRD will host a conference call to discuss its second quarter results Thursday, August 2, 2018 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9959 (access code 451788#). For those unable to listen live, a telephonic replay of the call will be available until October 31, 2018 at 320.365.3844 (access code 451788#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 customers and 43,000 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance August 1, 2018” in the table included under the “2018 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2017, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Total net sales	$1,679.5	$1,620.0	$3,387.3	$3,278.9

Total cost of sales (1)	1,388.9	1,318.0	2,802.0	2,650.1

Total gross profit (1)	290.6	302.0	585.3	628.8
Selling, general and administrative expenses (SG&A) (1)	208.0	216.3	422.6	442.1
Restructuring and other - net	11.0	3.8	11.8	12.9
Depreciation and amortization	46.1	47.5	93.3	96.1
Other operating income	—	—	(0.1)	—
Income from operations	25.5	34.4	57.7	77.7
Interest expense - net	42.0	45.5	83.7	93.8
Investment and other income - net	(3.6)	(97.3)	(9.2)	(52.7)
Loss on debt extinguishment	—	13.6	0.1	13.6
(Loss) income before income taxes	(12.9)	72.6	(16.9)	23.0
Income tax (benefit) expense	(0.3)	(4.1)	5.0	(3.9)
Net (loss) income	(12.6)	76.7	(21.9)	26.9
Less: Income attributable to noncontrolling interests	0.4	0.2	0.7	0.5
Net (loss) income attributable to RRD common stockholders	$(13.0)	$76.5	$(22.6)	$26.4

Net (loss) income per share attributable to RRD common stockholders:
Basic net (loss) income per share	$(0.18)	$1.09	$(0.32)	$0.38
Diluted net (loss) income per share	$(0.18)	$1.09	$(0.32)	$0.38

Weighted average common shares outstanding:
Basic	70.6	70.1	70.5	70.1
Diluted	70.6	70.2	70.5	70.3

Additional information:
Gross margin (1)	17.3%	18.6%	17.3%	19.2%
SG&A as a % of total net sales (1)	12.4%	13.4%	12.5%	13.5%
Operating margin	1.5%	2.1%	1.7%	2.4%
Effective tax rate	2.3%	(5.6%)	(29.6%)	(17.0%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of June 30, 2018 and December 31, 2017
(UNAUDITED)
(in millions, except per share data)

	6/30/2018	12/31/2017
Assets

Cash and cash equivalents	$257.0	$273.4
Receivables, less allowances for doubtful accounts	1,303.4	1,417.6
Inventories	324.4	416.8
Prepaid expenses and other current assets	201.0	109.1
Total Current Assets	2,085.8	2,216.9
Property, plant and equipment - net	559.2	615.1
Goodwill	554.2	588.5
Other intangible assets - net	127.2	143.3
Deferred income taxes	70.0	81.7
Other noncurrent assets	257.4	259.0
Total Assets	$3,653.8	$3,904.5

Liabilities

Accounts payable	812.3	1,094.7
Accrued liabilities and other	378.7	447.5
Short-term and current portion of long-term debt	221.3	10.8
Total Current Liabilities	1,412.3	1,553.0
Long-term debt	2,034.1	2,098.9
Pension liabilities	87.6	102.7
Other postretirement benefits plan liabilities	105.2	113.2
Long-term income tax liability	54.3	59.4
Other noncurrent liabilities	207.8	180.2
Total Liabilities	$3,901.3	$4,107.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2018 and 2017	0.9	0.9

Additional paid-in capital	3,411.0	3,444.0
Accumulated deficit	(2,255.0)	(2,225.7)
Accumulated other comprehensive loss	(122.0)	(103.7)
Treasury stock, at cost, 18.6 shares in 2018 (2017 - 18.9 shares)	(1,296.7)	(1,333.1)
Total RRD stockholders' equity	(261.8)	(217.6)
Noncontrolling interests	14.3	14.7
Total Equity	$(247.5)	$(202.9)
Total Liabilities and Equity	$3,653.8	$3,904.5

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions)

	2018	2017

Net (loss) income	$(21.9)	$26.9
Adjustment to reconcile net (loss) income to net cash used in operating activities	109.3	69.6
Changes in operating assets and liabilities	(205.2)	(128.4)
Pension and other postretirement benefits plan contributions	(10.2)	(9.0)
Net cash used in operating activities	$(128.0)	$(40.9)

Capital expenditures	(48.0)	(54.2)
All other cash provided by investing activities	44.9	117.7
Net cash (used in) provided by investing activities	$(3.1)	$63.5

Net cash provided by (used in) financing activities	$126.3	$(124.2)

Effect of exchange rate on cash, cash equivalents and restricted cash	(10.2)	7.9

Net decrease in cash, cash equivalents and restricted cash, including cash classified within current assets held for sale	$(15.0)	$(93.7)

Less: Transfer of cash and cash equivalents to current assets held for sale	5.2	—

Net decrease in cash, cash equivalents and restricted cash	$(20.2)	$(93.7)

Cash, cash equivalents and restricted cash at beginning of year	301.5	335.9

Cash, cash equivalents and restricted cash at end of period	$281.3	$242.2

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30, 2018					For the Three Months Ended June 30, 2017
	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings (loss) attributable to common stockholders	Net earnings (loss) attributable to common stockholders per diluted share
GAAP basis measures	$25.5	$(3.6)	$(0.3)	$(13.0)	$(0.18)	$216.3	$34.4	$(97.3)	$(4.1)	$76.5	$1.09

Non-GAAP adjustments:
Restructuring and other-net (2)	11.0	—	4.2	6.8	0.10	—	3.8	—	(1.1)	4.9	0.07
Spinoff-related transaction expenses (3)	—	—	—	—	—	(1.2)	1.2	—	0.4	0.8	0.01
Pension settlement charges (4)	—	(1.0)	0.2	0.8	0.01	—	—	—	—	—	—
Loss on debt extinguishments (5)	—	—	—	—	—	—	—	—	5.1	8.5	0.12
Net gain on investments (6)	—	—	—	—	—	—	—	92.4	2.4	(94.8)	(1.35)
Income tax adjustment (7)	—	—	1.1	(1.1)	(0.02)	—	—	—	—	—	—
All other	—	—	(0.1)	0.1	—	—	—	0.1	—	—	—
Total Non-GAAP adjustments	11.0	(1.0)	5.4	6.6	0.09	(1.2)	5.0	92.5	6.8	(80.6)	(1.15)
Non-GAAP measures	$36.5	$(4.6)	$5.1	$(6.4)	$(0.09)	$215.1	$39.4	$(4.8)	$2.7	$(4.1)	$(0.06)

				2018	2017
GAAP diluted weighted average common shares outstanding				70.6	70.2
Dilutive impact of change in earnings				—	(0.1)
Non-GAAP diluted weighted average common shares outstanding				70.6	70.1

Additional non-GAAP information:				2018	2017
Gross margin (1)				17.3%	18.6%
Adjusted SG&A as a % of total net sales (1)				12.4%	13.3%
Adjusted operating margin				2.2%	2.4%
Effective tax rate				-566.7%	-207.7%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the second quarter of 2018 included pre-tax charges of $5.2 million for employee termination costs; $3.8 million of lease termination and other restructuring costs; $1.4 million related to impairment of buildings, machinery and equipment associated with facility closures; and $0.6 for multi-employer pension plan withdrawal obligations unrelated to facility closures. Charges incurred in the second quarter of 2017 included pre-tax charges of $2.4 million for employee termination costs; $1.1 million of lease termination and other restructuring costs; $0.6 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.3 million net gain related to the sale of previously impaired equipment.

(3)	Spinoff-related transaction expenses: included charges related to consulting and other expenses for the three months ended June 30, 2017 associated with the 2016 spinoff transactions.
(4)	Pension settlement charges: included a $1.0 million pension settlement charge for the three months ended June 30, 2018.
(5)

Loss on debt extinguishments: related to the premiums paid in connection with the tenders, unamortized debt issuance costs and other expenses due to the repurchase of debentures and senior notes and the debt-for-equity exchange of senior notes during the three months ended June 30, 2017.

(6)

Net gain on investments: included pre-tax non-cash net realized gain of $92.4 million ($94.4 million after-tax) for the three months ended June 30, 2017, resulting from the debt-for-equity exchange of a portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes.

(7)	Income tax adjustment: related to the recognition of a deferred income tax benefit for the three months ended June 30, 2018.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Six Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Six Months Ended June 30, 2018					For the Six Months Ended June 30, 2017
	Income from operations	Investment and other income - net	Income tax expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share
GAAP basis measures	$57.7	$(9.2)	$5.0	$(22.6)	$(0.32)	$442.1	$77.7	$(52.7)	$(3.9)	$26.4	$0.38

Non-GAAP adjustments:
Restructuring and other-net (2)	11.8	—	4.3	7.5	0.11	—	12.9	—	0.5	12.4	0.17
Spinoff-related transaction expenses (3)	—	—	—	—	—	(3.3)	3.3	—	1.2	2.1	0.03
Pension settlement charges (4)	—	(1.3)	0.3	1.0	0.01	—	—	—	—	—	—
Loss on debt extinguishments (5)	—	—	—	—	—	—	—	—	5.1	8.5	0.12
Net gain on investments (6)	—	—	—	—	—	—	—	42.1	1.4	(43.5)	(0.62)
Income tax adjustment (7)	—	—	(0.5)	0.5	0.01	—	—	—	—	—	—
All other	(0.1)	—	(0.1)	0.1	—	—	—	—	—	—	—
Total Non-GAAP adjustments	11.7	(1.3)	4.0	9.1	0.13	(3.3)	16.2	42.1	8.2	(20.5)	(0.30)
Non-GAAP measures	$69.4	$(10.5)	$9.0	$(13.5)	$(0.19)	$438.8	$93.9	$(10.6)	$4.3	$5.9	$0.08

Additional non-GAAP information:			2018	2017
Gross margin (1)			17.3%	19.2%
Adjusted SG&A as a % of total net sales (1)			12.5%	13.4%
Adjusted operating margin			2.0%	2.9%
Effective tax rate			(236.8%)	40.2%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the six months ended June 30, 2018 included pre-tax charges of $8.4 million for employee termination costs; $5.4 million of lease termination and other restructuring costs; a $4.9 million net gain on the sale of previously impaired assets; $1.7 million related to impairment of buildings, machinery and equipment associated with facility closures; and $1.2 for multi-employer pension plan withdrawal obligations unrelated to facility closures. Charges incurred in the six months ended June 30, 2017 included pre-tax charges of $8.8 million for employee termination costs; $2.7 million of lease termination and other restructuring costs; $1.2 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.2 million of net impairment charges of long-lived assets.

(3)	Spinoff-related transaction expenses: included charges related to consulting and other expenses for the six months ended June 30, 2017 associated with the 2016 spinoff transactions.
(4)	Pension settlement charges: included a $1.3 million pension settlement charge for the six months ended June 30, 2018.
(5)

Loss on debt extinguishments: related to the premiums paid in connection with the tenders, unamortized debt issuance costs and other expenses due to the repurchase of debentures and senior notes and the debt-for-equity exchange of senior notes during the six months ended June 30, 2017.

(6)

Net gain on investments: pre-tax non-cash net realized gain of $92.4 million ($94.4 million after-tax) resulting from the debt-for-equity exchange of a portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.7 million after-tax) resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s retained interest in LSC during the six months ended June 30, 2017.

(7)

Income tax adjustment: included an adjustment to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017, offset by the recognition of a deferred income tax benefit for the six months ended June 30, 2018.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended June 30, 2018
Net sales	$1,409.0	$270.5	$—	$1,679.5
Income (loss) from operations	38.3	8.6	(21.4)	25.5
Operating margin %	2.7%	3.2%	nm	1.5%

Non-GAAP Adjustments
Restructuring and other-net	6.1	2.0	2.9	11.0
Total Non-GAAP adjustments	6.1	2.0	2.9	11.0

Non-GAAP income (loss) from operations	$44.4	$10.6	$(18.5)	$36.5
Non-GAAP operating margin %	3.2%	3.9%	nm	2.2%

Depreciation and amortization	33.2	11.7	1.2	46.1
Investment and other income-net	0.5	—	4.1	4.6
Non-GAAP Adjusted EBITDA	$78.1	$22.3	$(13.2)	$87.2
Non-GAAP Adjusted EBITDA margin %	5.5%	8.2%	nm	5.2%

For the Three Months Ended June 30, 2017
Net sales	$1,348.7	$271.3	$—	$1,620.0
Income (loss) from operations	43.1	7.4	(16.1)	34.4
Operating margin %	3.2%	2.7%	nm	2.1%

Non-GAAP Adjustments
Restructuring and other-net	2.9	0.1	0.8	3.8
Spinoff-related transaction expenses	—	—	1.2	1.2
Total Non-GAAP adjustments	2.9	0.1	2.0	5.0

Non-GAAP income (loss) from operations	$46.0	$7.5	$(14.1)	$39.4
Non-GAAP operating margin %	3.4%	2.8%	nm	2.4%

Depreciation and amortization	34.9	11.7	0.9	47.5
Investment and other income-net (1)	1.0	—	3.8	4.8
Non-GAAP Adjusted EBITDA	$81.9	$19.2	$(9.4)	$91.7
Non-GAAP Adjusted EBITDA margin %	6.1%	7.1%	nm	5.7%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; dividend income from LSC; and proceeds from company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the three months ended June 30, 2017, included a pre-tax non-cash net realized gain of $92.4 million ($94.4 million after-tax) resulting from the debt-for-equity exchange of a portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Six Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Six Months Ended June 30, 2018
Net sales	$2,825.1	$562.2	$—	$3,387.3
Income (loss) from operations	78.1	20.9	(41.3)	57.7
Operating margin %	2.8%	3.7%	nm	1.7%

Non-GAAP Adjustments
Restructuring and other-net	4.5	3.5	3.8	11.8
Net gain on disposal of business	(0.1)	—	—	(0.1)
Total Non-GAAP adjustments	4.4	3.5	3.8	11.7

Non-GAAP income (loss) from operations	$82.5	$24.4	$(37.5)	$69.4
Non-GAAP operating margin %	2.9%	4.3%	nm	2.0%

Depreciation and amortization	67.2	23.6	2.5	93.3
Investment and other income-net	0.9	—	9.6	10.5
Non-GAAP Adjusted EBITDA	$150.6	$48.0	$(25.4)	$173.2
Non-GAAP Adjusted EBITDA margin %	5.3%	8.5%	nm	5.1%

For the Six Months Ended June 30, 2017
Net sales	$2,725.1	$553.8	$—	$3,278.9
Income (loss) from operations	101.8	12.3	(36.4)	77.7
Operating margin %	3.7%	2.2%	nm	2.4%

Non-GAAP Adjustments
Restructuring and other-net	8.3	2.2	2.4	12.9
Spinoff-related transaction expenses	—	—	3.3	3.3
Total Non-GAAP adjustments	8.3	2.2	5.7	16.2

Non-GAAP income (loss) from operations	$110.1	$14.5	$(30.7)	$93.9
Non-GAAP operating margin %	4.0%	2.6%	nm	2.9%

Depreciation and amortization	70.0	23.9	2.2	96.1
Investment and other income-net (1)	1.9	—	8.7	10.6
Non-GAAP Adjusted EBITDA	$182.0	$38.4	$(19.8)	$200.6
Non-GAAP Adjusted EBITDA margin %	6.7%	6.9%	nm	6.1%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; dividend income from LSC; and proceeds from company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the six months ended June 30, 2017, included a pre-tax non-cash net realized gain of $92.4 million ($94.4 million after-tax) resulting from the debt-for-equity exchange of a portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.7 million after-tax) resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s retained interest in LSC.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended June 30, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	4.5%	(0.3%)	3.7%
Less:
Year-over-year impact of changes in foreign currency rates	1.2%	---%	1.0%

Net organic sales change	3.3%	(0.3%)	2.7%

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Six Months Ended June 30, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	3.7%	1.5%	3.3%
Less:
Year-over-year impact of changes in foreign currency rates	1.6%	---%	1.3%

Net organic sales change	2.1%	1.5%	2.0%

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
For the Three Months Ended June 30, 2018 and 2017
(UNAUDITED)
(in millions)

	For the Three Months Ended June 30,
	2018	2017

GAAP net (loss) income attributable to RRD common stockholders	$(13.0)	$76.5

Adjustments
Income attributable to noncontrolling interests	0.4	0.2
Income tax benefit	(0.3)	(4.1)
Interest expense - net	42.0	45.5
Depreciation and amortization	46.1	47.5
Restructuring and other-net	11.0	3.8
Pension settlement charges	1.0	—
Net gain on investments	—	(92.4)
Net loss on debt extinguishments	—	13.6
Spinoff-related transaction costs	—	1.2
Other	—	(0.1)
Total Non-GAAP adjustments	100.2	15.2

Non-GAAP adjusted EBITDA	$87.2	$91.7

Net sales	$1,679.5	$1,620.0
Non-GAAP adjusted EBITDA margin %	5.2%	5.7%